Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the VimpelCom Ltd. Executive Investment Plan of our report dated March 18, 2010, except for Note 23, as to which the date is January 21, 2011, with respect to the consolidated financial statements of Open Joint Stock Company “Vimpel-Communications” as of December 31, 2009 included in VimpelCom Ltd.’s Annual Report (Form 20-F) for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLC

Moscow, Russia

March 27, 2012